Exhibit 8(b)
[Wachtell, Lipton, Rosen & Katz Letterhead]
August 28, 2007
A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri 63103
Ladies and Gentlemen:
     We have acted as special counsel for A.G. Edwards, Inc., a Delaware corporation (“A.G. Edwards”), in connection with the proposed merger (the “Merger”) of A.G. Edwards with and into White Bird Holdings, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Wachovia Corporation, a North Carolina corporation (“Wachovia”), with Merger Sub surviving as a wholly-owned subsidiary of Wachovia, pursuant to the Agreement and Plan of Merger, dated as of May 30, 2007 (the “Merger Agreement”), by and among Wachovia, Merger Sub, and A.G. Edwards. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
     In that connection, A.G. Edwards has requested our opinion regarding the material U.S. federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the “Registration Statement”), the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the factual statements and representations made by A.G. Edwards and Wachovia and Merger Sub in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any factual statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing and subject to the limitations and qualifications set forth in the Registration Statement in the section entitled “THE MERGER AGREEMENT—Material U.S. Federal Income Tax Consequences,” we hereby confirm our opinion set forth therein.
     Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform A.G. Edwards of any such change or inaccuracy that may occur or come to our attention.
     This opinion is being provided for the benefit of A.G. Edwards so that A.G. Edwards may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8(b) to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion relates solely to the material U.S. federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose.

Very truly yours,

WACHTELL, LIPTON, ROSEN & KATZ